                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO.__1__)(1)

                           Repeater Technologies, Inc.
     -----------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 per share
     -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76027U102
     -----------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
     -----------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

     / /    Rule 13d-1(b)
     / /    Rule 13d-1(c)
     /X/    Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 76027U102                    13G                          Page 2 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners VI, Limited Partnership
     06-1412578

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.  Sole Voting Power
                        3,052,313 Shares of Common Stock

Number of           6.  Shared Voting Power
Shares                  Not applicable
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               3,052,313 Shares of Common Stock
Person With:
                    8.  Shared Dispositive Power
                        Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,052,313 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     12.8%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 3 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates VI, LLC
     06-1412579

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,052,313 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,052,313 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,052,313 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     12.8%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 4 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VI Affiliates Fund, Limited Partnership
     06-1414970

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.  Sole Voting Power
                        71,210 Shares of Common Stock

Number of           6.  Shared Voting Power
Shares                  Not applicable
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               71,210 Shares of Common Stock
Person With:
                    8.  Shared Dispositive Power
                        Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     71,210 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 5 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VI Affiliates, LLC
     06-1414968

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  71,210 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        71,210 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     71,210 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 6 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,123,523 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,123,523 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,123,523 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     13.1%

12.  Type of Reporting Person*
     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 7 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,123,523 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,123,523 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,123,523 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     13.1%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 8 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,123,523 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,123,523 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,123,523 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     13.1%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                          Page 9 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,123,523 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,123,523 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,123,523 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     13.1%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                         Page 10 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,123,523 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,123,523 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,123,523 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     13.1%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                         Page 11 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.  Sole Voting Power
                        Not applicable

Number of           6.  Shared Voting Power
Shares                  3,123,523 Shares of Common Stock
Beneficially
Owned by Each       7.  Sole Dispositive Power
Reporting               Not applicable
Person With:
                    8.  Shared Dispositive Power
                        3,123,523 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,123,523 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     13.1%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 76027U102                    13G                         Page 12 of 22

                                  Schedule 13G
                                Amendment No. 1*
                          Common Stock Par Value $0.001
                               CUSIP No. 76027U102

ITEM 1(a)    NAME OF ISSUER:
             Repeater Technologies, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             1150 Morse Avenue
             Sunnyvale, CA  94089

ITEM 2(a)    NAME OF PERSON FILING:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, Connecticut  06880

ITEM 2(c)    CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

     Common stock, par value $0.001 per share

ITEM 2(e)    CUSIP NUMBER: 76027U102

ITEM 3       Not applicable

ITEM 4       OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 23,914,052 shares outstanding as of August 1, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2002.

Cusip No. 76027U102                    13G                         Page 13 of 22

     By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock other than any shares reported herein as being owned by it, him or her, as the case may be.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10      CERTIFICATIONS.

     Not applicable

Cusip No. 76027U102                    13G                         Page 14 of 22

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated: February 7, 2003

Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Management Corporation

                                             By:     /s/ Edward F. Glassmeyer
                                                  ------------------------------
                                                      Edward F. Glassmeyer, as
                                                      General Partner or
                                                      Managing Member or as
                                                      Attorney-in-fact for the
                                                      above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                             By:     /s/ Edward F. Glassmeyer
                                                  ------------------------------
                                                      Edward F. Glassmeyer,
                                                      Individually and as
                                                      Attorney-in-fact for the
                                                      above-listed individuals

Cusip No. 76027U102                    13G                         Page 15 of 22

                                INDEX TO EXHIBITS

                                                                           Page
                                                                           ----
EXHIBIT A               Agreement of Reporting Persons                       16

EXHIBIT B               Power of Attorney                                    17